Exhibit 99.1

Contact: Michael A. Hajost

(610) 208-3476

mhajost@cartech.com

Carpenter Technology Corp. Names William Wulfsohn to Serve as New President and CEO

READING, Pa. – June 7, 2010 – Carpenter Technology Corporation (NYSE:CRS), a leader in the development, manufacture and distribution of high performance specialty alloys, announced today that William A. Wulfsohn has been selected as the new president and CEO. Wulfsohn, a former senior vice president with PPG Industries and member of Carpenter’s Board of Directors, will replace Gregory A. Pratt, who is currently serving as interim CEO and president. Pratt will continue to serve Carpenter as chairman of the Board of Directors.

“Throughout Bill’s career, he has been a leader at companies known for innovative technology and best-in-class processes,” said Pratt. “He has the experience, skill and commitment to help Carpenter achieve our vision for the future. Bill’s demonstrated leadership skills, strategic insights and international expertise from across manufacturing sectors support the company’s core growth strategies.”

Wulfsohn, a member of the Carpenter Board of Directors since April 2009, brings more than 25 years of experience with world class companies to his new role. As senior vice president, industrial coatings with PPG Industries, he was responsible for automotive original-equipment and industrial and packaging coatings, as well as Asia/Pacific and previously, Europe. Prior to joining PPG, he worked for Honeywell International as a vice president. Previously, he worked for Morton International/Rohm & Haas, beginning as a director of marketing and culminating as vice president and business director.

Wulfsohn earned a chemical engineering degree from University of Michigan and received a Master of Business Administration from Harvard University. In addition to recently serving on Carpenter’s Board of Directors, he is a board member for the Pittsburgh Symphony Orchestra and the Greater Pittsburgh Community Food Bank.

“Carpenter has maintained a strong financial and industry position over its 125 year history,” said Wulfsohn. “I am honored to be a part of this great company, and look forward to our exciting future; one in which we have the opportunity to grow our presence across the world and expand the breadth of our offerings to diverse industries – from aerospace, energy and medical devices to automotive and beyond.”

Carpenter is a leading international producer and distributor of specialty alloys including high temperature stainless steels, powder products, specialty tool and die steels, titanium alloys and superalloys. Carpenter provides materials solutions for the ever changing needs and most extreme challenges in the aerospace, industrial, medical, energy, automotive and consumer sectors. More information is available at www.cartech.com.

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